Exhibit 10.13

Without prejudice and subject to contract

DATED 15 MAY 2020

AFFILIATED MANAGERS GROUP LIMITED as Company HUGH P. B. CUTLER as Employee
SETTLEMENT AGREEMENT

Without prejudice and subject to contract

DATED    15 MAY 2020

PARTIES

(1)	AFFILIATED MANAGERS GROUP LIMITED (company no 06481795) whose registered office is at 5th Floor 35 Park Lane, London W1K 1RB (the “Company”)

(2)	HUGH P. B. CUTLER of [ADDRESS] (the “Employee”)

BACKGROUND

(A)
Without any admission of liability, the Company has agreed to settle all claims and potential claims that the Employee has or may have arising out of the Employee’s employment and/or the Employee’s directorships and/or other offices and/or their termination.

OPERATIVE PROVISIONS

1	DEFINITIONS

In this Agreement the definitions set out in Schedule 1 (Definitions) apply.

2	TERMINATION

2.1.
The Employee’s employment will terminate on the Termination Date by reason of redundancy and by entering into this Agreement the Employee and the Company agree that any required notice of termination pursuant to the Contract of Employment has been provided.

3	ARRANGEMENTS PRIOR TO TERMINATION

3.1.
During the Employee’s employment up to the Termination Date the Employee continues to be bound by and will comply with all the terms of the Contract of Employment save to the extent varied by this Agreement.

3.2.	The Company will:

(a)	pay the Employee his salary and other contractual benefits up to and including the Termination Date in the usual way;

(b)
as appropriate, make either a payment to the Employee in lieu of any holiday entitlement that he has accrued but not used prior to the Termination Date, or a deduction from the Employee's final salary payment in respect of any holiday that he has taken in excess of his accrued entitlement as at the Termination Date, in each case as further subject to Clause 4.1(g).

These payments and benefits are subject to tax and employee National Insurance contributions at the appropriate rates. The Employee’s P45 will be issued to him.

3.3.	Save as set out in this Agreement the Employee has no other entitlements to salary or any contractual or other benefits from the Company or any Group Company.

3.4.
Prior to the Termination Date, the Employee (i) will carry out an orderly and appropriate handover of his duties and responsibilities and assist generally with handover arrangements, as reasonably required by the Company or any Group Company, and (ii) will cooperate with and adhere to any legal, regulatory, or other compliance requirements applicable to him, the Company or any Group Company.

4	GARDEN LEAVE

4.1.	During the period from 11 May 2020 to the Termination Date (the “Garden Leave Period”):

(a)
the Employee’s current terms and conditions of employment continue to apply (except as expressly varied by this Agreement). To avoid doubt, these shall include (but not be limited to) the Employee’s implied obligations of good faith, fidelity and confidentiality;

Without prejudice and subject to contract

(b)	the Company is under no obligation to provide any work to, or vest any powers in, the Employee, and the Employee has no right to perform any services for the Company or any Group Company;

(c)
except for any periods of holiday, the Employee will remain reasonably available during normal working hours in case the Company wishes him to undertake some work within his skill competencies or to obtain some information relating to the business of the Company or any Group Company which is within his knowledge or under his control or to assist in handover arrangements in accordance with Clause 3.4;

(d)	the Employee will not attend any premises of the Company or any Group Company without the Company’s prior written consent;

(e)	the Employee will not contact or deal with (or attempt to contact or deal with) any officer or employee of the Company or any Group Company without the Company’s prior written consent;

(f)
the Employee will not contact or deal with (or attempt to contact or deal with) any client, customer, supplier or other business contact of the Company or any Group Company without the Company’s prior written consent; and

(g)	the Employee is deemed to have taken any accrued but unused holiday entitlement at the end of the Garden Leave Period.

5	RE-SIGNING

5.1.	The Employee will:

(a)	re-sign this Agreement; and

(b)	procure that the Adviser re-signs the certificate at Schedule 5 (Certificate from the Independent Legal Adviser).
The re-signed Agreement and re-signed Adviser’s certificate must re-signed no earlier than two working days before the Termination Date and no later than five working days after the Termination Date. The re-signed Agreement and re-signed Adviser’s certificate must be received by the Company within the same time frame.

6	COMPENSATION

6.1.	Subject to and conditional on:

(a)	receipt by the Company of:

(i)	this Agreement signed by the Employee;

(ii)	the Adviser’s certificate at Schedule 5 (Certificate from the Independent Legal Adviser) signed by the Adviser;

(iii)	any executed documentation required by Clause 12 (Directorships) on or before the Termination Date (as requested by the Company);

(iv)	the re-signed documents specified in Clause 5.1; and

(b)	the Employee’s compliance with all his obligations under this Agreement;
the Employee will be entitled to (i) the Deferred Compensation Payment subject to the terms and conditions set out in this Agreement; and (ii) a payment (“Termination Payment”) of £30,000 (including a statutory redundancy payment of £2,421) .

6.2.	The Employee shall receive the Termination Payment within 14 working days of the later of:

(a)	the Termination Date; and

Without prejudice and subject to contract

(b)	the date of receipt by the Company of the signed documents specified in Clause 6.1(a).

6.3.	No deductions for income tax and National Insurance contributions will be made from the Termination Payment.

7	TAX INDEMNITY

7.1.
Save for any sums deducted by the Company, the Employee agrees that he is responsible for paying any income tax and employee’s National Insurance contributions which may be incurred in respect of the payments and benefits provided to him under this Agreement.

7.2.
Save for any income tax and employee’s National Insurance contributions deducted by the Company, the Employee shall on demand indemnify the Company and any Group Company from and against all income tax and employee’s National Insurance contributions, and any interest, penalties, costs and fines incurred by the Company and/or any Group Company as a result of or in connection with this Agreement, provided that the Company first gives the Employee reasonable notice of any demand for tax which may lead to liabilities under this indemnity and shall provide the Employee with reasonable access to any documentation he may reasonably require to dispute such a claim (provided that nothing in this clause shall prevent the Company from complying with its legal obligations with regard to HMRC or other competent body). However this indemnity set out in Clause 7.2 will not apply to any interest, penalties, costs and fines which have been caused by any act or default of the Company, save for those that occurred with the consent or at the request of the Employee.

8	EXPENSES

8.1.	The Company will reimburse the Employee for all business expenses properly and reasonably incurred by the Employee in the performance of the Employee’s duties up to the Termination Date.

8.2.	Any such claim must be submitted prior to the Termination Date and in accordance with the Company’s normal procedure.

9	STOCK EQUITY AWARDS

9.1.
The Employee has previously been granted equity awards (the “Awards”) under Affiliated Managers Group, Inc.’s 2013 Incentive Stock Award Plan (the “Plan”), as set forth in Schedule 4 (Granted stock equity awards). The Employee’s outstanding Awards will continue to vest up until the Termination Date, subject always to the terms of the Plan and the applicable award agreements, including any applicable performance or delivery conditions. Any Awards that have not vested as at the Termination Date shall lapse and/or be cancelled as of the close of business on the Termination Date.  Notwithstanding anything to the contrary, the Employee shall remain subject at all times to the Insider Trading Policy and Procedures up until, and for three months following, the Termination Date.

10	LEGAL COSTS
The Company will pay direct to [LEGAL ADVISOR] the Employee’s reasonable legal costs in connection with advising the Employee on the termination of his employment up to a maximum of £500 plus VAT within 30 days of receipt of an appropriate invoice addressed to the Employee but stated to be payable by the Company and sent (marked private and confidential) to the Human Resources Department.

11	REFERENCES

11.1.
Subject to any legal obligations which the Company owes to third parties and any regulatory obligations or requirements, the Company will provide prospective employers on request made to the Human Resources Department with a reference in the form set out in Schedule 3 (Agreed reference).

11.2.
If matters are discovered after the date of this Agreement which would have affected the Company’s decision to provide a reference in the form specified in Clause 11 to this Agreement, it will inform the Employee and may decline to give such a reference or may amend the reference to ensure its accuracy (having first given the Employee a reasonable opportunity to make substantive representations to the Company in respect of any such proposed amendments).

11.3.	Nothing in this Agreement prevents:

Without prejudice and subject to contract

11.3.1.	the Company from providing an appropriate regulatory reference which is full, frank and honest (or from updating any regulatory reference already given) if:

(a)	requested to provide a reference by a company regulated by a Regulatory Authority or any other statutory body; by a Regulatory Authority itself; or by any other statutory body; or

(b)	required to provide a reference by any regulatory or statutory obligation;

11.3.2.	the Company from providing other information which is full, frank and honest if:

(a)	requested to provide information by a Regulatory Authority or any other statutory or regulatory body; or

(b)	required to provide information by any regulatory or statutory or legal obligation or as ordered by any court or tribunal; or

(c)	considered appropriate by the Company in order to ensure compliance with any regulatory or statutory or legal obligation.

12	DIRECTORSHIPS

12.1.
The Employee agrees to execute any documents as may be necessary to give effect to his removal from directorship of the Company and from all the Employee’s other directorships and other offices in any Group Companies. The Company has directors and officers liability insurance for claims concerning matters arising during the Employee’s employment.

13	COMPANY PROPERTY

13.1.	The Employee will, no later than the Termination Date, return to the Company:

(a)	all Confidential Information;

(b)
all property belonging to the Company and/or any Group Company including (but not limited to) any company credit card, keys, security pass, identity badge, mobile telephone, printer, computer, iPad or other tablet or smartphone; and

(c)
all documents, information storage devices, and copies (whether written, printed, electronic, recorded or otherwise and wherever located) made, compiled or acquired by him during his employment with the Company or relating to the business or affairs of the Company or any Group Company or its or their business contacts, in the Employee’s possession or under his control.

13.2.
The Employee will, prior to the Termination Date, delete irretrievably any information relating to the business of the Company or any Group Company that he has stored on any magnetic or optical disk or memory or other information storage device (“Equipment”) and all matter derived from such sources which is in his possession or under his control outside the premises of the Company. The Employee also warrants to the Company that he has not passed or transferred any such information on to any third party (including any file sharing or storage platforms) and that he has not incorporated or adapted any such information into any material belonging to him or any third party.

13.3.
The Employee agrees that, if the Company has reasonable grounds to suspect that he has not fully complied with his obligations under Clause 13.2, he will promptly on the Company’s request deliver up the relevant Equipment (or provide access to the relevant file sharing or storage platforms) to enable the Company (or its agents) to examine it. The relevant Equipment shall be returned to the Employee after such examination has been completed.

13.4.
The Employee shall, upon request by the Company, deliver to the Human Resources Department full details of all passwords and encryption codes used by him in relation to the business of the Company and/or any Group Company.

13.5.
The Employee will, if requested to do so by the Company provide a signed statement that he has complied fully with his obligations under this Clause 13 (Company property) and provide the Company with such reasonable evidence of compliance, as may be requested.

Without prejudice and subject to contract

14	EMPLOYEE'S UNDERTAKINGS

14.1.	The Employee confirms that clause 15 (Confidentiality) of the Contract of Employment shall remain in full force and effect after the Termination Date.

14.2.	In consideration of the Company undertakings in Clause 10 (Legal costs) and Clause 11 (References), the Employee gives the undertakings set out in Clause 14.3 to Clause 14.7

14.3.
The Employee acknowledges that, as a result of his employment, he has had access to Confidential Information. He also acknowledges that he remains bound by and will comply with his ongoing duties of confidentiality to the Company and to the Group Companies and will not (save as may be required by law or any regulatory body or for the purposes of obtaining advice from legal or professional advisers in relation to this Agreement) at any time after the Termination Date:

(a)	use any Confidential Information; or

(b)	disclose any Confidential Information to any person, firm, company or other organisation whatsoever.

The restrictions in this Clause 14.3 do not apply to any Confidential Information which is in or comes into the public domain (otherwise than as a result of any breach by the Employee of any obligation owed by him to the Company or any Group Company).

14.4.
The existence and terms of this Agreement, the circumstances in which the Employee’s employment with the Company and/or directorships with the Company or any Group Company ceased, and all discussions on these subjects will be treated by the Employee as strictly confidential save as may be required by law or by any Regulatory Authority or as may be disclosed to:

(a)	the Employee’s wife, legal advisers, professional advisers and treating medical practitioners; or

(b)	the Employee’s insurer for the purposes of processing a claim for loss of employment; or

(c)
the Employee’s recruitment consultant or prospective employer to the extent necessary to discuss his employment history (in relation to the circumstances leading to the cessation of the Employee’s employment, only).

14.5.
The Employee agrees that he shall not make, or cause to be made, any false, disparaging, derogatory, damaging and/or critical statements to any person or entity, including without limitation, any Networking Site or media outlet (including, but not limited to, any internet-based chat rooms, message boards, blogs and/or web pages), industry groups, financial institutions, current or former employees, affiliates, consultants, clients or customers of the Company or any Group Company or the Group regarding the Company or any Group Company or the Group or any of its or their partners, directors, officers, employees, agents or representatives, or about the Company or any Group Company or the Group’s business affairs, services, products, activities and/or financial condition. The Employee further agrees that, in addition to the foregoing and subject to the terms of this Agreement (but save to the extent he carries on normal business activities which are not otherwise proscribed by this Agreement) he shall not take any other action or induce anyone else to take any action that could have a detrimental or harmful effect on the interests of the Company or any Group Company or the Group or any of its or their officers, employees, directors, partners, clients, affiliates or business practices, it being understood that a determination of whether the Employee’s actions have had any such detrimental or harmful effect shall be at the sole discretion of the Company.

14.6.
The Employee agrees not to make, or cause to be made, any statement or comment to the press (whether local, national or specialist) or in any other media (including any Networking Site) or any other public or semi-public platform concerning the Employee’s employment with the Company, or its termination, or the Employee’s resignation or removal from any directorships or other offices with the Company or any Group Company, without the prior written consent of the Company.

14.7.
The Employee agrees that he will change any social media profiles on any Networking Site ultimately at the Termination Date, so that it is unambiguously clear that the Employee is no longer employed by the Company. In addition, the Employee shall ensure that the information provided in any of his social media profiles concerning his employment

Without prejudice and subject to contract

with the Company is accurate, including but not limited to the function, tasks and responsibilities and the duration of the employment.

14.8.
For the avoidance of doubt, nothing in this Agreement precludes the Employee from making a “protected disclosure” within the meaning of Part 4A (Protected Disclosures) of the Employment Rights Act 1996 (this includes protected disclosures made about matters previously disclosed to another recipient), or from disclosing to an appropriate Regulatory Authority and/or law enforcement agency any reportable misconduct, breaches and/or offences which the Employee considers, in his reasonable belief, has or may have occurred, or from participating in or cooperating with any governmental or regulatory process or investigation with respect to the same. Further, the Employee will not be held criminally or civilly liable under any trade secret law for disclosing a trade secret (i) in confidence to an appropriate Regulatory Authority and/or law enforcement agency, either directly or indirectly, or to a legal representative, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other proceedings; provided, however, that notwithstanding this immunity from liability, the Employee may be held liable if he accesses trade secrets by unauthorized means.

15	ONGOING ASSISTANCE

15.1.
The Employee agrees that he will provide the Company and the Group and any Regulatory Authority and/or appropriate law enforcement authority with such assistance or information as the Company and the Group and any Regulatory Authority and/or appropriate law enforcement authority may reasonably request after the Termination Date. Any reasonable costs incurred in respect of a request made by the Company or any Group Company will be met by the Company or the relevant Group Company, subject to Clause 15.2 below. If required, the Employee will disclose any passwords or other security codes required by the Company or any Group Company to access company information.

15.2.
Without prejudice to the generality of Clause 15.1, on request by the Company or the Group or any Regulatory Authority or appropriate law enforcement agency the Employee agrees to make himself available to, and to cooperate with, the Company or the Group or the relevant Regulatory Authority or appropriate law enforcement agency, its or their advisers and any other third party appointed on its or their behalf in any internal or external investigation or administrative, regulatory, judicial or quasi-judicial proceedings or similar. The Employee acknowledges that this could involve, but is not limited to, attending interviews with the Company or any Group Company (or its or their advisers) or any Regulatory Authority or appropriate law enforcement agency, responding to or defending any threatened or actual regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company or the Group.

16	RESTRICTIONS

16.1.
In consideration of the payment of £100, which is subject to deductions for income tax and employee’s National Insurance contributions, to be paid at the same time as the statutory redundancy payment under Clause 6, the Employee agrees that he will comply with the undertakings set out in Schedule 6, save that in respect of the undertakings in paragraphs 1.1(a) to 1.1(g) inclusive the Employee is only required to comply until 11 May 2021. Until 11 May 2021, the Employee shall notify the General Counsel of Affiliated Managers Group, Inc. prior to undertaking any commitments, including without limitation business investments, board appointments and non-profit service or political or governmental activities, which might potentially interfere with the Employee’s ability to fulfil his continuing responsibilities hereunder or which might reasonably be expected to have some effect on the public or investor relations positioning of the Company or Group.

16.2.	If:

(a)
the Employee provides confirmation on, or within 14 days prior to, 15 February 2022 in the form set out in Schedule 7 that he has complied in full with the terms of this Agreement, including the undertakings set out in Schedule 6 (excluding paragraphs 1.1(a) to 1.1(g) after 11 May 2021), up to and including the date of such confirmation; and

(b)
the Company in its sole discretion (to be exercised reasonably and in good faith) determines that the Employee has complied in full with the terms of this Agreement, including the undertakings set out in Schedule 6 (excluding paragraphs 1.1(a) to 1.1(g) after 11 May 2021), up to and including the date the form set out in Schedule 7 is received by the Company, the Company shall pay the Employee the sum of £232,000 (the “Deferred Compensation Payment”).

Without prejudice and subject to contract

16.3.
Subject to clause 16.2, the Company shall make the Deferred Compensation Payment no later than 15 March 2022. The Deferred Compensation Payment will be subject to any necessary or required deduction of income tax and employee’s National Insurance contributions in its entirety.

16.4.
The Employee understands that if the Company determines in its sole discretion (to be exercised reasonably and in good faith) that he has provided a false declaration under the form set out in Schedule 7, the Company will be entitled to withhold any Deferred Compensation Payment, or if the Deferred Compensation Payment has been made upon reliance on such a false declaration, the Employee will be required to repay the Deferred Compensation Payment to the Company and indemnify the Company for any fees it incurs (including reasonable legal fees) in respect of seeking repayment of the Deferred Compensation Payment.

16.5.
Should the Employee be in breach of the requirements of clause 16.1 (or any other provision of this Agreement), he will be in breach of this Agreement and the Company will be entitled to recover the Deferred Compensation Payment and damages (including reasonable legal fees) and/or seek injunctive relief.

17	Full and final settlement

17.1.
Without any admission of liability by the Company or any Group Company, the Employee accepts the terms set out in this Agreement in full and final settlement of any and all claims, complaints, demands, costs, expenses or rights of action which the Employee has or may have, however arising:

(a)	whether under common law, contract, statute, pursuant to European Union law or otherwise; and

(b)	whether in the United Kingdom or in any other jurisdiction in the world,

against the Company or any Group Company or any of its or their respective directors, officers, employees or shareholders, in connection with or arising from the Employee’s employment or holding of any directorship or other office, and/or its termination or cessation (the “Settlement Issues”). In particular (but without limitation), this waiver and release extends to the Specified Claims.

17.2.	Clause 17.1:

(a)	does not apply:

(i)	to any claim for pension entitlement which has accrued up to the Termination Date;

(ii)
to any claims which the Employee has or may have against the Company or any Group Company or its or their respective directors, officers or employees, in respect of personal injury, the nature of which has not arisen by or been alleged by the Employee on or before the date of this Agreement;

(iii)	in respect of the enforcement of this Agreement;

(b)	applies to:

(i)	such matters as are referred to in Clause 17.1 regardless of whether or not the Employee is aware, as at the date of this Agreement, of the facts giving rise to such claim or right of action; and

(ii)	such matters as are referred to in Clause 17.1 regardless of whether or not, as at the date of this Agreement, the law recognises the existence of such claims or rights of action.

17.3.
By the Employee’s signature of this Agreement the Employee agrees that he will not institute or commence any claims, actions or proceedings against the Company or any Group Company in relation to the Settlement Issues before any Employment Tribunal or court whether in respect of the Specified Claims or otherwise.

17.4.
So far as permitted by law, the Employee agrees that he will not pursue at any time in the future any subject access request, grievance and/or grievance appeal or an appeal against dismissal relating to any matter which is within his knowledge or ought reasonably to have been within his knowledge as at the date of this Agreement.

Without prejudice and subject to contract

18	REPRESENTATIONS AND WARRANTIES

18.1.	The Employee agrees, represents and warrants that:

(a)	the Employee is not aware of any facts or matters which could give rise to any claim which is not being settled under this Agreement;

(b)	the Employee is not aware of any facts or matters which could give rise to a claim for personal injury and/or accrued pension rights against the Company and/or any Group Company;

(c)	the Employee has not commenced and will not commence or continue any action against the Company and/or any Group Company in relation to the Specified Claims or in relation to any other claim;

(d)
the Employee has not made any reference to the Information Commissioner in relation to any alleged breach by the Company or any Group Company of the Data Protection Act 1998, the GDPR and/or the Data Protection Act 2018.

(e)	as at the date of this Agreement, the Employee has not breached the confidentiality obligations in the Contract of Employment;

(f)
as at the date of this Agreement, apart from with personnel conducting his consultation process, the Employee has not made, or caused to be made, any derogatory, critical or untrue statements concerning the Company or any Group Company or the Group, its or their business or directors, officers or employees;

(g)	as at the date of this Agreement, the Employee has not done or omitted to do anything that would entitle the Company summarily to dismiss the Employee without compensation;

(h)
the Employee has not accepted or received any offer, or an indication of an offer, (conditional or unconditional) of a contract of employment or a contract for services or to hold any office or appointment; and

(i)
the Employee has kept confidential the circumstances connected with the termination of his employment and/or the details of this Agreement, and/or all discussions and negotiations on these subjects, save where such information has been disclosed as permitted in accordance with Clause 14.4 or 14.8.

19	ACKNOWLEDGMENT

19.1.
The Employee acknowledges that the Company is relying on Clause 17 (Full and final settlement), Clause 18 (Representations and warranties) and Clause 20 (Settlement Agreement) in deciding to enter into this Agreement. If the Employee breaches any of these provisions and a judgment or order is made against the Company or any Group Company, the Employee acknowledges that any such company or person will have a claim against the Employee for damages of not less than the amount of the judgment or order.

19.2.
The Employee agrees that if he pursues a claim against the Company and/or any Group Company, their respective directors, officers or employees in respect of the Specified Claims the Company will have an option (at its sole discretion) to require him to repay to the Company a sum equivalent to any Deferred Compensation Payment made under Clause 16.2 (after deduction of all tax and National Insurance contributions due). If the Company elects to require such repayment by the Employee, it shall notify him of this in writing. On receipt of such notification from the Company the Employee shall make such repayment in full to the Company plus interest from the date of the payment up to the date of such repayment, calculated at Barclays Bank Base Rate + 2%. The Employee agrees that said sum will be recoverable by the Company as a debt, and that the Company will be released from any continuing obligations under this Agreement, but that the remainder of the Agreement shall remain in force.

20	SETTLEMENT AGREEMENT

20.1.
The Employee acknowledges that the conditions regulating settlement agreements and compromise agreements under section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 203(3) of the Employment Rights Act 1996, Regulation 35(3) of the Working Time Regulations 1998, section 49(4) of the National Minimum Wage Act 1998, Regulation 41(4) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of

Without prejudice and subject to contract

the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Regulation 18 of the Transfer of Undertakings (Protection of Employment) Regulations 2006, paragraph 13(1) of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and section 147(3) of the Equality Act 2010 are satisfied.

20.2.
The Employee confirms that he has received legal advice from the Adviser in relation to the terms and effect of this Agreement, in particular its effect on him bringing any claim in the Employment Tribunal.

20.3.
The Employee has provided the name of the Adviser from whom he has taken said advice and the name and address of the organisation for whom the Adviser works and the Adviser has, on the headed notepaper of the Adviser’s organisation, signed a copy of the certificate set out in Schedule 5 (Certificate from the Independent Legal Adviser) to this Agreement.

21	MISCELLANEOUS

21.1.
Save for any Group Company, and for any directors, officers or employees of the Company or any Group Company, the parties do not intend any third party to have the right to enforce any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999. The parties may terminate or vary this Agreement without the consent of any third party, even if that variation or termination affects the benefits conferred in this Agreement on that third party.

21.2.	Each party on behalf of itself and, in the case of the Company, as agent for any Group Companies acknowledges and agrees that:

(a)
Without prejudice to the rules and agreements concerning the Awards under Clause 9.1, this Agreement is the entire agreement between the parties, and replaces all previous agreements and understandings between them in relation to the Employee’s employment by the Company. These are deemed to have terminated as from the date of this Agreement;

(b)
in entering into this Agreement, the parties agree that no representations, warranties, undertakings or promises have been expressly or impliedly given by any person (whether a party to this Agreement or not, and whether in writing or not), other than those that are expressly stated in this Agreement; and

(c)	the only rights or remedies available to the parties arising out of any statement, representation, assurance or warranty shall be for breach of contract under the terms of this Agreement.

Nothing in this agreement shall, however, operate to limit or exclude any liability for fraud.

21.3.
Although marked “without prejudice” and “subject to contract”, once this Agreement has been signed by the Company and by the Employee and the certificate attached at Schedule 5 (Certificate from the Independent Legal Adviser) has been signed by the Adviser, it will be treated as an open agreement and binding between the Company and the Employee.

21.4.
This Agreement may be executed in any number of counterparts, which shall each constitute an original and together constitute one agreement.  If this Agreement is executed in counterpart, it shall not be effective unless each party has executed at least one counterpart and the Adviser has signed the certificate attached at Schedule 5 (Certificate from the Independent Legal Adviser).

21.5.
Any reference in this Agreement to one gender includes a reference to the other gender. A reference to a Clause or Schedule is to a Clause of or Schedule to this Agreement and any reference to this Agreement includes its Schedules.

21.6.	A reference to a statute or a statutory provision includes a reference to:

(a)	any statutory amendment, consolidation or re-enactment of it to the extent in force from time to time;

(b)	all orders, regulations, instruments or other subordinate legislation (as defined in section 21(1) of the Interpretation Act 1978) made under it to the extent in force from time to time; and

(c)	any statute or statutory provision of which it is an amendment, consolidation or re-enactment.

Without prejudice and subject to contract

21.7.	The headings to the Clauses are for ease of reference only and are to be ignored when interpreting this Agreement.

22	GOVERNING LAW AND JURISDICTION

22.1.	This Agreement and any non-contractual obligations arising in connection with it are governed by and construed in accordance with the laws of England.

22.2.	The English courts have exclusive jurisdiction to determine any dispute arising in connection with this Agreement, including disputes relating to any non-contractual matters.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

Without prejudice and subject to contract
Schedule 1 : Definitions

Schedule 1
Definitions
“Adviser” means a relevant independent adviser (as defined in section 203 Employment Rights Act 1996) from whom the Employee has received legal advice as to the terms and effect of this Agreement and, in particular, its effect on the Employee’s ability to pursue his rights before an Employment Tribunal.

“Confidential Information” means any trade secret or other information of a confidential nature belonging to or relating to the Company and/or any Group Company in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including but not limited to:

(a)	past, present and future business and investment plans and strategy;

(b)	present and future marketing and sales plans and strategy;

(c)	past or present or proposed business dealings;

(d)	personnel and client information;

(e)	financial plans and projections;

(f)	past financial performance;

(g)	research and development projects, plans and studies;

(h)	proposed new products or services, or refinements to existing products or services;

(i)	formulae, production processes, secret processes and new working methods;

(j)	market research and analysis;

(k)	contact details of business contacts and clients, whether contained on a Company database or a Networking Site;

(l)	client requirements and contract details;

(m)	supplier sources and terms of business;

(n)	any information which is marked “confidential” or with a cognate expression, or which the Employee has been told is confidential;

(o)	any information which he would reasonably expect that the Company or any Group Company would regard as confidential; and

(p)	any information given to the Company or any Group Company in confidence by a third party;

that the Employee created, developed, received, obtained or became aware of in connection with and/or during the period of his employment.

“Contract of Employment” means the Employee’s contract dated 6 December 2016 (as amended).

“FCA” means the Financial Conduct Authority.

“GDPR” means the General Data Protection Regulation ((EU) 2016/679).

“Group” means the Company and all Group Companies.

“Group Company” means the Company and Affiliated Managers Group, Inc. or any Holding Company of Affiliated Managers Group, Inc. and/or any Subsidiary of Affiliated Managers Group, Inc., or any Subsidiary of any such Holding Company, or any

Without prejudice and subject to contract
Schedule 1 : Definitions

other company or limited liability partnership or partnership or other entity in which Affiliated Managers Group, Inc. or any Holding Company or Subsidiary of Affiliated Managers Group, Inc. directly or indirectly holds an ownership interest from time to time of more than 5% of the issued share capital, revenues, earnings, or value thereof.

“HMRC” means HM Revenue and Customs.

“Holding Company” means a parent undertaking as defined in section 1162 of the Companies Act 2006.

“Networking Site” means LinkedIn, Twitter, Facebook or any other professional and/or social networking site.

“PRA” means the Prudential Regulation Authority.

“Regulatory Authority” means the FCA, the PRA, or any successor body which carries out some or all of their functions or any other regulatory authority or quasi-regulatory authority or industry standard-setting body relevant to the Company or any Group Company and applicable to the Employee.

“Rules and Regulations” means any applicable rules, regulations, guidance, codes of practice, directions and decisions of any Regulatory Authority as from time to time amended, varied or altered and as determined applicable by the Company.

“Specified Claims” has the meaning set out in Schedule 2 (Specified Claims).

“Subsidiary” means a subsidiary undertaking as defined in section 1162 of the Companies Act 2006.

“Termination Date” means 31 January 2021 or such other date as may be determined by written agreement between the parties.

Without prejudice and subject to contract
Schedule 2 : Specified Claims

Schedule 2
Specified Claims
The claims specified in this Schedule 2 (Specified Claims) are claims either arising out of or connected with the circumstances surrounding the Employee’s employment and its termination or the Employee’s directorships or his removal or resignation from them:

1	failure (or otherwise) to pay in lieu of notice or damages for termination of employment without notice under the Employment Rights Act 1996;

2
breach of contract including but not limited to unpaid wages, unpaid notice pay, unpaid holiday pay, unpaid sick pay, maternity pay (statutory or otherwise), paternity pay (statutory or otherwise), adoption pay (statutory or otherwise), bonus and commission;

3	any claim under Part II of the Employment Rights Act 1996;

4
any claim in respect of any share options, equity awards or any other bonus schemes held by the Employee in the Company or in any Group Company or ancillary schemes offered or provided by the Company or any Group Company;

5	personal injury claims the nature of which has arisen by or has been alleged by the Employee on or before the date of this Agreement;

6	any claim under tort or common law;

7	unfair dismissal (constructive or otherwise) under section 98 of the Employment Rights Act 1996;

8	failure to pay a redundancy payment whether statutory under the Employment Rights Act 1996 or enhanced;

9	unauthorised deductions from wages or payments under the Employment Rights Act 1996;

10
failure to provide equal treatment or pay for like, equivalent or equal value work whether arising under the Equality Act 2010 or the EU Equal Pay Directive No 75/117/EEC or Article 157 of the Treaty of the Functioning of the European Union;

11
discrimination (direct or indirect), harassment or victimisation related to sex, gender reassignment, being married or in a civil partnership, pregnancy or maternity leave, or harassment of a sexual nature, under the Equality Act 2010;

12	discrimination (direct or indirect), harassment or victimisation related to race, colour, nationality or ethnic origin or national origin under the Equality Act 2010;

13
discrimination (direct or indirect), harassment or victimisation related to disability or failure of an employer to make reasonable adjustments under the Equality Act 2010, or discrimination arising from a disability under the Equality Act 2010;

14	discrimination (direct or indirect), harassment or victimisation related to religion or belief under the Equality Act 2010;

15	discrimination (direct or indirect), harassment or victimisation related to sexual orientation under the Equality Act 2010;

16	discrimination (direct or indirect), harassment or victimisation related to age under the Equality Act 2010;

17	unfair dismissal (constructive or otherwise) or other detriment on the grounds of or in relation to claiming, asserting or exercising a statutory right under the Employment Rights Act 1996;

18
unfair dismissal (constructive or otherwise) or other detriment due to exercising rights relating to protected public interest disclosures under the Public Interest Disclosure Act 1998 and the Employment Rights Act 1996;

Without prejudice and subject to contract
Schedule 2 : Specified Claims

19
unfair dismissal (constructive or otherwise), less favourable treatment or other detriment as a result of being a part-time worker by comparison to a full time worker pursuant to the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

20
unfair dismissal (constructive or otherwise), less favourable treatment or other detriment as a result of being a fixed-term employee by comparison to a permanent employee pursuant to the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

21
unfair dismissal (constructive or otherwise) or other detriment due to exercising or seeking to exercise rights to be accompanied or to accompany a fellow employee at a disciplinary or grievance hearing or failure to postpone the hearing if the employee’s companion is unavailable under the Employment Relations Act 1999 and the Employment Rights Act 1996;

22
unfair dismissal (constructive or otherwise) or other detriment (including victimisation) on grounds of or in relation to a pregnancy, child birth, ante-natal care (or pay), maternity leave, paternity leave, shared parental leave, unpaid parental leave, adoptive leave, keeping in touch days or time off for dependants under the Employment Rights Act 1996, the Maternity and Parental Leave etc Regulations 1999, the Paternity and Adoption Leave Regulations 2002, the Additional Paternity Leave Regulations 2010 and the Shared Parental Leave Regulations 2014;

23	unreasonably postponing a period of parental leave or preventing or attempting to prevent an employee taking parental leave under the Employment Rights Act 1996;

24
unfair dismissal (constructive or otherwise) or any other detriment in relation to a request for flexible working or any other claim in relation to a request for flexible working under the Employment Rights Act 1996;

25	breach of contract arising out of a failure to comply with Regulation 4 of the Transfer of Undertakings (Protection of Employment) Regulations 2006;

26
unfair dismissal (constructive or otherwise) on grounds that the dismissal was due to a transfer or a reason connected with it under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

27
unfair dismissal (constructive or otherwise) or other detriment relating to being, not being or proposing to become a trade union member under the Trade Union and Labour Relations (Consolidation) Act 1992;

28
unfair dismissal (constructive or otherwise) or other detriment relating to failure to limit the weekly or nightly working time, or to ensure appropriate rest periods and breaks or compensatory rest or annual leave entitlement or payment in lieu of leave under the Working Time Regulations 1998;

29
unfair dismissal (constructive or otherwise) or other detriment for being an employee representative or standing for elections or performing or proposing to perform the functions or activities as an employee representative under the Employment Rights Act 1996;

30	unfair dismissal (constructive or otherwise) or other detriment for health and safety reasons under the Employment Rights Act 1996;

31
unfair dismissal (constructive or otherwise) or other detriment for making or proposing to make an application, exercising a right or bringing proceedings or alleging grounds for bringing proceedings relating to flexible working under the Employment Rights Act 1996;

32	failure to provide a written statement of reasons for dismissal or disputes as to the contents of the statement under the Employment Rights Act 1996;

33
failure on the part of the Company to inform and consult with appropriate employee representatives or a trade union about a proposed transfer or fulfil the requirements for the election of employee representatives under the Transfer of Undertakings (Protection of Employment) Regulations 2006;

34
failure on the part of the Company to inform and consult with the Employee, their elected representative or trade union over a redundancy situation pursuant to the Trade Union and Labour Relations (Consolidation) Act 1992;

Without prejudice and subject to contract
Schedule 2 : Specified Claims

35
failure on the part of the Company to fulfil the requirements for the election of employee representatives relating to a redundancy situation pursuant to the Trade Union and Labour Relations (Consolidation) Act 1992;

36	failure to allow time off for public duties or for dependants pursuant to the Employment Rights Act 1996;

37	failure to allow reasonable time off to look for work or arrange training or failure to provide remuneration for time off under the Employment Rights Act 1996;

38	failure to provide a written statement of terms and conditions or an adequate statement and a statement of any subsequent changes to those terms under the Employment Rights Act 1996;

39	failure to provide a written itemised pay statement or an adequate statement under the Employment Rights Act 1996;

40	any claims under the Protection from Harassment Act 1997; and

41	any claims under the Data Protection Act 1998, the GDPR and/or the Data Protection Act 2018.

Without prejudice and subject to contract
Schedule 6 : Undertakings

Schedule 6
Undertakings
Definitions

Capacity means acting:

(a)	directly or indirectly, either alone or jointly, with or on behalf of any person, undertaking or organisation; and

(b)	as principal, partner, manager, employee, contractor, director, consultant, investor, holder of shares or securities, co-venturer, or otherwise; but

(c)
excluding (x) the ownership for investment purposes only of not more than 5% of the issued ordinary shares of a company whose shares are listed on any Recognised Investment Exchange (as defined in section 285 of the Financial Services and Markets Act 2000 (as amended from time to time)) and (y) acting as an agent for a Restricted Business in the course of employment for a business which is not a Restricted Business.

Fund shall mean any collective investment vehicle (whether open-ended or closed-ended), including, without limitation, an investment company, a general or limited partnership, a trust or a commingled fund, in any such case organised (or otherwise formed) in any jurisdiction.

Investment Management Services shall mean any services which involve, or which are related or incidental to: (i) the management of an investment account or fund (or portions thereof or a group of investment accounts or funds); (ii) the giving of advice with respect to the investment and/or reinvestment of assets or funds (or any group of assets or funds); or (iii) otherwise acting as an investment adviser subject to the Rules and Regulations of an applicable Regulatory Authority.

Key Employee means an employee or officer or contractor or consultant of the Company or any Group Company as at the Termination Date who:

(a)	has senior managerial, executive or senior technical status within the Company or any Group Company;

(b)	is employed in a role which has significant responsibility with respect to Investment Management Services; or

(c)	has a title at the Director level or above.

Restricted Client means any person, undertaking or organisation who is, or during the two year period prior to the Termination Date was, a recipient of Investment Management Services from the Company or any Group Company, either directly, or indirectly through an intermediary (including but not limited to a wrap sponsor, or as an investor in a Fund for which the Company or a Group Company acts (or acted) as a sponsor, adviser or sub-adviser); and with whom or which the Employee had material dealings at any time during the 12 month period immediately preceding the Termination Date and/or with respect to which the Employee had access to proprietary or confidential information.

Restricted Prospective Client means any person, undertaking or organisation who or which is or has been conducting discussions or negotiations with a view to becoming a recipient of Investment Management Services from the Company or Group Company at any time during the 12 month period immediately preceding the Termination Date; and where such discussions or negotiations being either directly with the Employee or otherwise where the Employee has material knowledge of such discussions or negotiations.

Restricted Business means a business or a division of a business, conducted in any jurisdiction in which the Company or any Group Company operate and in which the Employee has material dealings, that invests in or acquires boutique or specialist investment managers or advisers, or has adopted a strategy or developed a business plan to invest in or acquire multiple boutique or specialist investment managers or advisers.

Without prejudice and subject to contract
Schedule 6 : Undertakings

1	UNDERTAKINGS

1.1.	The Employee will not in any Capacity (without receiving the express written approval of the Company in advance):

(a)	be employed, engaged, or be concerned or interested in, or provide services to, or invest in, any Restricted Business;

(b)	take any action to negotiate or discuss with any person or entity, or solicit or seek to solicit:

(i)	any investment in any entity in which the Company or any Group Company hold any securities or other investment interests; or

(ii)
any investment in any other entity with which the Company or any Group Company is or was discussing or negotiating any possible investment therein at any time during the 12 months preceding the Termination Date where the Employee was aware of such discussions and/or negotiations at the time of his action;

(c)	provide Investment Management Services to any Restricted Client or Restricted Prospective Client in competition with the Company or any Group Company;

(d)
deal with, or facilitate or assist a third party to deal with, any Restricted Client or Restricted Prospective Client for the purpose of providing, or seeking to provide, Investment Management Services in competition with the Company or any Group Company;

(e)
canvass, solicit or approach, or facilitate or assist a third party to canvass, solicit or approach, any Restricted Client or Restricted Prospective Client, for the purpose of providing, or seeking to provide, Investment Management Services in competition with the Company or any Group Company;

(f)
cause, or seek to cause, or facilitate or assist a third party to cause, any funds or accounts in respect of which the Company or any Group Company provide Investment Management Services to be withdrawn;

(g)
divert or take away, or seek to divert or take away, or facilitate or assist a third party to divert or take away, any funds or investment accounts in respect of which the Company or any Group Company provide Investment Management Services;

(h)
(i) solicit or entice, or seek to solicit or entice, away from the employment of the Company or any Group Company; (ii) offer to employ or engage; (iii) employ or engage; or (iv) induce the breach of contract of employment of, any Key Employee;

(i)
do or say anything likely or calculated to lead any person, undertaking or organisation to withdraw from or cease to continue offering to any Group Company any rights of purchase, sale, import, distribution or agency;

(j)
make, or cause to be made, any false, disparaging, derogatory, damaging and/or critical statements to any person or entity, including without limitation, any Networking Site or media outlet (including, but not limited to, any internet-based chat rooms, message boards, blogs and/or web pages), industry groups, financial institutions, current or former employees, affiliates, consultants, clients or customers of the Company or any Group Company or the Group regarding the Company or any Group Company or the Group or any of its or their partners, directors, officers, employees, agents or representatives, or about the Company or any Group Company or the Group’s business affairs, services, products, activities and/or financial condition; or take any other action or induce anyone else to take any action that could have a detrimental or harmful effect on the interests of the Company or any Group Company or the Group or any of its or their officers, employees, directors, partners, clients, affiliates or business practices (it being understood that a determination of whether the Employee’s actions have had any such detrimental or harmful effect shall be at the sole discretion of the Company); and

(k)	falsely represent himself as being connected with or interested in the Group.

1.2.	The Employee agrees that:

(i)	he has taken legal advice in relation to the restrictions contained in paragraphs 1.1(a) to 1.1(k);

Without prejudice and subject to contract
Schedule 6 : Undertakings

(ii)	each of the provisions contained in paragraphs 1.1(a) to 1.1(k) constitutes an entirely separate, severable and independent covenant and restriction on him;

(iii)
the duration, extent and application of each of the restrictions contained in paragraphs 1.1(a) to 1.1(k) is no greater than is necessary for the protection of the legitimate business interests of the Group;

(iv)
if a restriction on the Employee contained in paragraph 1.1(a) to 1.1(k) is found to be void but would be valid if some part of it were deleted, the restriction will apply with such deletion as may be necessary to make it valid and effective; and

(v)
the provisions of this Schedule 6 are given for the benefit of the Company and each Group Company and may be enforced by the Company on behalf of all or any of them. The Company may also assign the benefit of any of the provisions of this Schedule 6 to any Group Company.

EXECUTION PAGE
Company

Signed by Alexandra K. Lynn for and on behalf of AFFILIATED MANAGERS GROUP LIMITED	) )
/s/ Alexandra K. Lynn
Alexandra K. Lynn Authorized Signatory

Employee

Signed by Mr. Hugh P. B. Cutler	)	/s/ Hugh P. B. Cutler